                                                                    EXHIBIT 99.1






PRESS RELEASE



FOR IMMEDIATE RELEASE
                                              CONTACT:
                                              Daniel Wobby
                                              Corporate Controller
                                              Cabot Microelectronics Corporation
                                              630/375-6631


                 CABOT MICROELECTRONICS APPOINTS WILLIAM JOHNSON
                  AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

AURORA, Illinois -- April 1, 2003 -- Cabot Microelectronics Corp. (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) slurries to the semiconductor industry, announced today the appointment of William S. Johnson to the position of Vice President and Chief Financial Officer.

Mr. Johnson joins Cabot Microelectronics after serving as Executive Vice President and Chief Financial Officer for Budget Group, Inc. from 2000 through the recent closing of its sale and transition of its business to Cendant Corporation. Budget, which has annual revenues of approximately $2 billion, is one of the world's leading car and truck rental companies. Prior to his position at Budget, Johnson held a variety of senior finance and management positions over a sixteen year career at BP Amoco, p.l.c., culminating in serving as President of Amoco Fabrics and Fibers Company.

"We are excited about the variety of finance and operations experience in publicly traded, global technology businesses that Bill Johnson brings to our Company," stated Cabot Microelectronics' Chairman and Chief Executive Officer, Dr. Matthew Neville. "His demonstrated success in a broad array of areas such as finance, corporate strategy, business development, mergers and acquisitions, and capital markets transactions is significant, and we look forward to his leadership on our team."

"Cabot Microelectronics is a technology and market leader in a dynamic area of the semiconductor industry, and I am delighted to join this exciting business that has consistently delivered solid financial results despite the global and industry economic downturn," stated Johnson. "As part of Cabot Microelectronics' leadership team, I look forward to being able to contribute to opportunities to deliver optimized solutions to our customers and create value for our shareholders."

Mr. Johnson holds an M.B.A. from the Harvard Business School and a B.S. in mechanical engineering from the University of Oklahoma.

ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. Cabot Microelectronics' global network of facilities encompasses corporate headquarters, a state-of-the-art research and technology center, and manufacturing plants in Aurora, IL; manufacturing plants in the United Kingdom, Japan and the United States; and regional sales, technical applications and support offices strategically located throughout the world. The Company reported fiscal 2002 revenues of $235 million.

SAFE HARBOR STATEMENT

The statements contained in this news release may contain "forward-looking statements." Actual results may differ materially from those anticipated in such forward-looking statements. All of these statements are expressly qualified in their entirety by the risk factors and other cautionary statements included in Cabot Microelectronics' filings with the Securities and Exchange Commission.